Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-90254) pertaining to the Spire Employee Savings Plan, of our report dated June 27, 2024, on our audits of the statements of net assets available for benefits of the Spire Employee Savings Plan as of
December 31, 2023 and 2022, and the related statements of changes in net assets available for benefits for the years ended December 31, 2023 and 2022, which report appears in the December 31, 2023, annual report on Form 11-K of the Spire Employee Savings Plan.

/s/  Forvis Mazars, LLP

St. Louis, Missouri

June 27, 2024